Exhibit 10.1

FORM OF

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is made effective as of the date last signed below (“Effective Date”) by and between Eco Innovation Group, Inc., a Nevada corporation with a principal place of business and offices at 16525 Sherman Way, Suite C-1, Van Nuys, CA 91406 (“LICENSEE”), and Lance E. Nist (“LICENSOR”). LICENSEE and LICENSOR are each referred to individually as “Party” and collectively as “Parties.” The Parties hereby agree as follows:

ARTICLE 1: INTRODUCTION

1.1 LICENSOR has developed the energy efficiency technologies listed in Appendix A, attached to and hereby incorporated as an integral part of this Agreement, related to the inventions of LICENSOR (hereinafter the “Technologies”) as defined in Article 2.11 below.

1.2	LICENSEE wishes to obtain the right to develop and to commercialize the inventions disclosed in the Technologies, which are owned by LICENSOR.

1.3 LICENSOR has the exclusive right to license LICENSOR’s right, title and interest in and to the Technologies and the oversight of the patenting of the Technologies.

1.4	The Parties agree to the terms and conditions herein below in order to develop the Technologies for commercial purposes and utilize them in the public interest.

ARTICLE 2: DEFINITIONS

2.1 “Affiliate” shall mean (1) any corporation or other noncorporate entity owning directly, or indirectly controlling, at least fifty percent (50%) of the stock normally entitled to vote for election of directors of LICENSEE; (2) any corporation owned or controlled by LICENSEE through ownership of at least fifty percent (50%) of the stock entitled to elect directors or any other entity actually controlled by LICENSEE, (3) any corporate or noncorporate entity under common control with LICENSEE.

2.2	“Applications” shall mean any patent applications, domestic or foreign, based on the Technologies listed in Appendix A.

2.3 “Covered” shall mean, with respect to a Product and a country, that, in the absence of ownership of or a license granted under a Valid Claim in such country, the manufacture, use, offer for sale, sale or importation of such Product would infringe such Valid Claim (or, in the case of a Valid Claim in an Application, would reasonably likely infringe such Valid Claim if it were to issue in a Patent).

2.4        “Dollars” or “$” shall mean United States Dollars.

2.5 “Exclusive” shall mean that during the term of this Agreement LICENSOR will not grant commercial rights to the Technologies to any other party.

2.6        “Licensed Territory” shall mean the world.

2.7 “License Year” shall mean each twelve-month period beginning on January 1 and ending on December 31. However, the first License Year (alternatively, License Year 1) shall commence on the Effective Date and end on December 31 of the same calendar year.

2.8 “Net Sales” shall mean the gross amount invoiced for sales, leases and other dispositions of Products by LICENSEE, and Sublicensees, to an independent third party on sale or use of Products where Products are either made, used, sold, imported, exported, or otherwise commercialized less (i) all trade, quantity, and cash discounts actually allowed on Products, (ii) all credits and allowances actually granted on Products on account of rejection, returns, billing errors, and retroactive price reductions, (iii) duties actually paid on Products, and (iv) excise, sale and use taxes, and equivalent taxes actually paid on Products.

2.9 “Patents” shall mean (a) all patents issuing from any patent application for the Technologies, (b) all reissues, reexaminations and extensions of any patent described in (a) above, (c) any patent sharing a common claim of priority with any of the patents described in (a) and (b) above, and (d) any patent application for the Technologies, pending or otherwise.

2.10 “Products” shall mean any product or service that incorporates, utilizes or is otherwise described and claimed by one or more Patents or applications for Patents, Valid Claims, or that are made by a process that utilizes or incorporates the Technologies, and any services that incorporate or utilize the Technologies or are otherwise described and claimed in Patents, or applications for Patents.

2.11 “Technologies” shall mean (a) the technologies listed in Appendix A, (b) any patent applications based thereon, domestic or foreign, (c) all divisionals and continuations of any of the patent applications described in (b) above, and (c) any patent application sharing a common claim of priority with any of the patent applications described in (b) above.

2.12 “Valid Claim” shall mean a claim of (i) an issued Patent which has not been declared invalid in a court of appropriate jurisdiction, or (ii) a pending patent Application which is being diligently prosecuted by or on behalf of LICENSOR.

ARTICLE 3: APPLICATIONS AND PATENTS

3.1 LICENSOR represents that LICENSOR holds title to all Technologies, Patents and/or Applications for Patents.

3.2 LICENSOR shall, after completion of an operable prototype that provides proof of concept for at least one Product utilizing one of the Technologies, use reasonable efforts to file and prosecute Patents, Applications and to maintain Patents. At any time during the term of this Agreement, LICENSEE may elect in writing to be released from its license in any of the Patents or their applications, in which event LICENSEE shall thereafter have no obligation to reimburse LICENSOR for any future expenses relating to such Patents or Patent applications, and LICENSOR shall have the option at its sole discretion and expense to file, prosecute, maintain and license to a third party such Patents.

3.3 LICENSEE shall pay for all costs for preparation, filing, prosecution and maintenance of Applications and Patents except for those Patents for which it has waived its rights, in writing. Such payments shall include those incurred prior to Effective Date. LICENSOR shall create purchase orders for all necessary equipment. Reimbursements may be made for out of pocket expenses by specifying the date the expense was incurred, the purpose of the expense to which the expense relates.

3.4 LICENSEE shall have final authority over selection of patent attorneys and all decisions concerning filing and prosecution of Applications and maintenance of Patents. However, LICENSEE shall keep LICENSOR reasonably informed of its filing, prosecution and maintenance activities and shall give LICENSOR the opportunity to comment on major decisions concerning such activities.

3.5 Neither Party shall at any time, directly or indirectly, oppose the grant of, nor dispute the validity or enforceability of, nor cooperate in any suit, claim, counterclaim or defense against any patent or claim included in the Patents.

ARTICLE 4: LICENSE GRANT AND COMMERCIAL EFFORTS

4.1 Subject to the terms and conditions of this Agreement, LICENSOR hereby grants and LICENSEE hereby accepts an exclusive right to make, use, sell, lease, import, export or otherwise dispose of Products under all (including LICENSOR’s) rights, title and interest in and to the Applications and Patents in the Licensed Territory for the term of this Agreement as specified in Section 7.1.

4.2 The right of LICENSEE to make Products includes the right to have Products made by contract with third parties within the Licensed Territory. Such contractual arrangements with third parties shall be subject to and conditioned upon appropriate supervision and quality assurance and control of the third party by LICENSEE and the third party shall be bound in writing to respect all rights of LICENSOR and to supply all production of Products exclusively to LICENSEE.

4.3 LICENSOR retains an irrevocable and nonexclusive right to practice for its own research purposes, the inventions claimed in Applications and Patents.

4.4 Nothing in this Agreement shall be construed to give LICENSEE rights in any technologies currently owned or developed in the future by LICENSOR other than those explicitly specified in this Agreement. Nothing in this Agreement shall be construed to give LICENSOR rights in technologies currently owned or developed in the future by LICENSEE other than those explicitly specified in this Agreement.

4.5 The rights granted by this Agreement are to LICENSEE alone and not to any third parties or to any subsidiary or Affiliate of LICENSEE. However, with prior written approval of LICENSOR (such approval not to be unreasonably withheld), LICENSEE may transfer this Agreement by way of sale of LICENSEE, through sale of assets and/or sale of stock, provided that such sale is not primarily for the benefit of creditors. If LICENSEE fails to obtain the prior written approval from LICENSOR for such transfer, LICENSOR shall have the right to terminate this Agreement and the right to require that the transfer of this Agreement be voided.

4.6 LICENSEE shall use its Best Efforts, consistent with sound and reasonable business practices and judgment, to affect commercialization of Products as soon as practicable and to maximize sales thereof.

4.7 LICENSEE shall alone have the obligation to ensure that Products it makes, uses, sells, leases, imports, exports or otherwise disposes of are not defective, that Products satisfy all applicable government regulations and that export of Products satisfies government export requirements.

4.8 In order to further the cooperation between LICENSOR and LICENSEE in the interest of the joint commercial development of the Technologies and the filing of the Applications and the Patents, LICENSEE shall appoint, and LICENSOR shall designate, a LICENSOR representative to a position on LICENSEE’s board of advisors pursuant to a separate agreement between the Parties. LICENSEE shall have the right to publish and distribute the name, likeness and quotes attributable to such advisor appointee in relevant press releases, copies of which will be provided to LICENSOR.

ARTICLE 5: PAYMENTS, ROYALTIES, REPORTS AND RECORDS

5.1

As consideration for entering into this Agreement, LICENSEE shall pay the cost to build a prototype in an amount up to five thousand dollars ($5,000.00) and shall grant LICENSOR a restricted stock award for five million (5,000,000) shares of LICENSEE’s common stock, subject to applicable laws and regulations, and subject to a vesting schedule pursuant to the stock award grant entered into between the Parties. LICENSOR represents that LICENSOR is a non-U.S. resident for U.S. income tax purposes, acknowledges that LICENSOR may recognize U.S. source compensation income based on the number of work days spent in U.S. pursuant to this Agreement, and that double taxation may occur depending on the laws of LICENSOR’s country of residence, and further acknowledges that Pool Cooled shall comply with any applicable U.S. legal requirements for withholding with regards to the payment of compensation and royalties under this Agreement.

5.2	The Parties anticipate that, after completion of an operable prototype that provides proof of concept for at least one Product utilizing one of the Technologies, LICENSEE will form a wholly owned subsidiary for the purpose of commercializing the Products and the Technologies, to be named “Pool Cooled Technologies, Inc.” (“Pool Cooled Technologies”).

5.3 For the rights granted hereunder, LICENSEE shall pay or cause to be paid to LICENSOR a royalty on Net Cost of Goods of Products, on a Product-by-Product and country-by-country basis, where the manufacture, use, sale, offer for sale or importation of such Product by LICENSEE in such country is Covered by a Valid Claim, as per the following table:

Product	Royalty
All Products	10%

5.4 LICENSEE shall keep and maintain any and all records necessary to certify compliance of LICENSEE with the terms of this agreement, including but not limited to accounting general ledgers, Sublicense and distributor agreements, price lists, catalogs, and marketing materials, audited financial statements, income tax returns, sales tax returns, inventory records, and shipping documents of Products. Such records shall be open to inspection at reasonable times by a certified public accountant chosen by LICENSOR and acceptable to LICENSEE, which shall not unreasonably withhold such acceptance. Such inspection shall be made at LICENSOR’s expense. However, if the results of any audit reveal additional royalties owed to LICENSOR that differ by more the 5% (Five percent) from those royalties already paid, LICENSEE shall also reimburse LICENSOR for the costs of the audit. LICENSOR agrees to hold such records confidential, except as may be necessary to maintain an action against LICENSEE for breach of this Agreement. The records required by this paragraph shall be maintained and available for inspection for a period of 5 years following the calendar quarter to which they pertain. This paragraph shall survive termination of this Agreement.

5.5 LICENSEE agrees to make a written report to LICENSOR within 30 days after the expiration of this Agreement pursuant to Section 7.1. LICENSEE shall continue to make reports pursuant to the provisions of this Section 5.6 concerning royalties payable in accordance with Section 5.3 in connection with the sale of Products after expiration of the license, until such time as all such Products produced under the license have been sold or destroyed. Concurrent with the submittal of each post-termination report, LICENSEE shall pay LICENSOR all applicable royalties.

ARTICLE 6: INFRINGEMENT

6.1	In the event that either Party determines that a third party is making, using or selling a product that may infringe Patents, it will promptly notify the other Party in writing. LICENSEE may, in LICENSEE’s sole discretion, elect to bring suit against such alleged infringer. All recoveries in such suit shall belong to LICENSEE except that LICENSOR shall have the right to elect to pay up to fifty percent (50%) of the litigation costs and receive a percentage of any recovery equal to the percentage of litigation costs paid. LICENSOR must make such election within 60 days after its receipt of notice that LICENSEE has elected to bring suit. LICENSOR shall also have the right to choose to be represented by separate counsel in any such suit at its own expense. Such expense for separate counsel shall not be considered as part of “litigation costs” for purposes of determining LICENSOR’s share of any recovery in accordance with the sentence above. If LICENSEE elects not to bring a suit against the alleged infringer, it shall promptly notify LICENSOR of that fact and LICENSOR shall have the right to commence such actions at its own cost and expense, in which case any recoveries shall belong to LICENSOR. In such suits by LICENSOR, LICENSEE shall have rights of participation and recovery that are the same as LICENSOR’s rights as provided above when LICENSEE elects to sue.
6.2	Regardless of which Party controls a suit brought against an infringer, each Party shall participate in any settlement discussions and each will be a signatory to any settlement agreement.

ARTICLE 7: TERM AND TERMINATION

7.1 This Agreement shall commence on the Effective Date, and shall continue as an Exclusive license until the last of all Patents has either expired or been invalidated in an unappealed decision by a court having jurisdiction and no Applications remain pending, and provided this Agreement is not earlier terminated as provided for herein.

7.2        LICENSOR may terminate this Agreement if LICENSEE:

(i)	is in default in payment of license fees, royalties or cost reimbursements or in providing reports;

(ii)	is in material breach of any provision of this Agreement; or

(iii)	intentionally provides any false report;

and LICENSEE fails to remedy any such default, breach, or false report within 60 days after written notice thereof by LICENSOR. LICENSEE’s right to terminate this Agreement on a Product-by Product basis is as set forth in Paragraph 7.4.

7.3	LICENSOR may terminate this Agreement upon thirty (30) days written notice by LICENSOR if LICENSEE fails to obtain prior written LICENSOR approval for the transfer of this Agreement upon the sale of LICENSEE in accordance with Section 4.6, provided that such notice is given within sixty (60) days after such transfer.
7.4	LICENSEE may terminate the license granted hereunder, in its entirety or on a Patent-by- Patent basis, a Product-by-Product, and/or a country-by-country basis if LICENSEE has a reasonable basis for doing so, at any time upon sixty (60) days’ notice to LICENSOR. Such notice must be in writing and obligations under this Agreement shall continue to accrue during the sixty (60) day notice period, including the obligation to make any payments under this Agreement.
7.5	Upon termination of this Agreement for any reason, including the end of term as specified above, all rights and obligations under this Agreement shall terminate, except those that have accrued prior to termination and except as specified in this Agreement.

ARTICLE 8: PUBLICATION AND CONFIDENTIALITY

8.1        LICENSOR shall retain the right to publish information described in Applications and Patents.

8.2 Each Party agrees to keep any information identified as confidential by the disclosing Party confidential using methods at least as stringent as each Party uses to protect its own confidential information, except as may be necessary for LICENSEE to meet its public company reporting requirements pursuant to applicable laws or to audit LICENSEE as specified under Section 5.6. “Confidential Information” shall include the progress report required under Section 4.8 and any other information marked confidential or accompanied by correspondence indicating such information is confidential exchanged between the Parties hereunder. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(a)	LICENSEE discloses the Confidential Information pursuant to its reporting requirements under the Securities Act or the Exchange Act;

(b)	LICENSEE or LICENSOR can show by written record that it possessed the information prior to its receipt from the other Party;

(c)	The information was already available to the public or became so through no fault of the LICENSEE or LICENSOR;

(d)	The information is subsequently disclosed to LICENSEE or LICENSOR by a third party that has the right to disclose it free of any obligations of confidentiality; or

(e)	Two (2) years have elapsed from the expiration of this Agreement.

ARTICLE 9: ARBITRATION AND JUDICIAL REMEDIES

9.1 If a controversy arises under or related to this Agreement, and any disputed claim by either Party against the other Party under this Agreement, excluding any dispute relating to patent validity or infringement arising under this Agreement, the Parties shall endeavor to resolve such controversy or dispute by mutual, good faith conciliation and, failing that, may mutually agree to settle the controversy or dispute by mediation in accordance with the WIPO Mediation Rule. The place of mediation shall be Los Angeles, California. In the event a dispute is not resolved by mediation, each Party agrees, relevant to any claim, to waive their rights to litigate in a court of law or equity, or to a jury trial, but rather agree their exclusive remedy is binding arbitration to be held in Los Angeles, County, California. Each Party shall bear their own costs of arbitration, but the prevailing Party shall be entitled to reimbursement of all costs, fees, and expenses (i.e. all reasonable preand post-award expenses of the arbitration fees for representation, travel, and out-of-pocket expenses).

ARTICLE 10: INDEMNIFICATION

10.1 LICENSEE agrees to indemnify, defend and hold harmless LICENSOR and his respective officers, employees, and agents against any and all claims for death, illness, personal injury, property damage, damages, expenses, losses and improper business practices arising out of (i) the manufacture, use, sale, or other disposition of Patents or Products by LICENSEE, Sublicensee, or their customers, (ii) a third party’s use of a Product purchased, leased, or otherwise acquired from LICENSEE or Sublicensee, or (iii) a third party’s manufacture or provision of a Product at the request of LICENSEE or Sublicensee.

10.2 LICENSOR shall not be liable for any indirect, special, consequential, or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise. LICENSOR shall not have any responsibilities or liabilities whatsoever with respect to Products.

10.3 LICENSEE and Sublicensee shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement.

10.4 The provisions of this Article 10 shall survive termination of this Agreement.

ARTICLE 11: WARRANTIES AND LIMITATIONS

11.1 Each of LICENSOR and LICENSEE represent and warrant that it has the right to enter into this Agreement. LICENSOR warrants that he has the right to convey to LICENSEE the rights granted under this Agreement.

11.2 LICENSOR represents that to the best of its knowledge the inventorship and ownership of the Technologies and Patents is as set forth in this Agreement.

11.3 LICENSOR makes no representation or warranty that Applications will result in issued Patents.

11.4 LICENSOR makes no representations or warranties concerning the validity or scope of Patents.

11.5 LICENSOR does not warrant that Products made, used, sold, leased, imported, exported or otherwise disposed of under the license of this Agreement is or will be free from infringement of patents of third parties.

11.6 Nothing herein shall be construed as granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of LICENSOR or other persons other than Patents, regardless of whether such patents or other rights are dominant or subordinate to any Patents.

11.7 LICENSOR is under no obligation to furnish any technology or information other than that described and claimed in Applications and Patents.

11.8 Nothing herein shall be construed to grant LICENSEE rights under any applications or patents other than Applications and Patents.

11.9 LICENSOR does not make any representations, extend any warranties of any kind, express or implied, or assume any responsibility whatever concerning the manufacture, use, or sale, lease or other disposition by LICENSEE or its vendees or transferees of Products.

11.10 Except as expressly set forth in this Agreement, NEITHER PARTY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

ARTICLE 12: MARKING

12.1 Prior to the issuance of patents on the Applications, LICENSEE shall mark Products (or their containers or labels) made, sold, leased, imported, exported or otherwise disposed of by it under the license granted in this Agreement with the words “Patent Pending”, and following the issuance of one or more Patents, with each Patent’s Number.

ARTICLE 13: MISCELLANEOUS PROVISIONS

13.1 Terms in this Agreement which appear capitalized, other than the names of the Parties and article headings, have the meanings given in Article 2 and retain those meanings whether used in the singular or plural.

13.2 This Agreement shall be binding upon and be to the benefit of the Parties and their heirs, successors and permitted assigns. However, neither Party shall assign this Agreement, in whole or in part, without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

13.3 All issues and questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. In furtherance of the foregoing, the internal law of the State of California shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of such other jurisdiction would ordinarily apply. The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State court sitting in Los Angeles County, State of California or Federal court sitting in Los Angeles, California over any suit, action or proceeding arising out of or relating to this Agreement and agree that no such suit, action or proceeding shall be brought in any other court, forum or jurisdiction. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. LICENSOR and LICENSOR acknowledge that LICENSEE is subject to the reporting requirements of the Securities Act and the Exchange Act, and agree to cooperate with LICENSEE and facilitate the business of this Agreement pursuant to those reporting and compliance matters.

13.4 All notices required or permitted hereunder shall be in writing and be served on the Parties at the addresses set forth below. Any such notices shall be either (a) sent by a nationally recognized overnight courier, in which case notice shall be deemed delivered when delivery is made according to the records of such courier, (b) sent by email, in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such electronic mail notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice by facsimile or personal delivery and delivered after 5:00 p.m., Pacific Standard Time, shall be deemed received on the next Business Day. A Party’s address may be changed by written notice to the other Party; provided, however, that no notice of a change of address shall be affected until actual receipt of such notice.

In the case of LICENSOR:

Lance E. Nist

2824 S. Willis St.

Santa Ana, CA 92705

Tel.: 949-250-1797

Email: panteraefi@gmail.com

In the case of LICENSEE:

Eco Innovation Group, Inc.

Attn: Julia Otey-Raudes

16525 Sherman Way, Suite C-1

Van Nuys, CA 91406

Tel.: 818-310-1806

Email: julia.otey@ecoig.com

With a copy to:

Robert Hymers

Pinnacle Tax Services

520 S Grand Ave #320

Los Angeles, CA 90071

Tel. : 310-926-3980

Email : roberthymers@yahoo.com

13.5 No term or provision of this Agreement shall be waived and no breach excused unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented. No waiver of a breach shall be deemed to be a waiver of a different or subsequent breach.

13.6 This Agreement may not be modified, changed or terminated orally. No change, modification, addition or amendment shall be valid unless in writing and signed by the Parties.

13.7 In the event any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

13.8 This Agreement constitutes and contains the entire agreement of the Parties respecting its subject matter and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether written or oral, between the Parties respecting its subject matter.

13.9 This Agreement may be executed in counterparts with the same force and effect as if executed in one complete document by both Parties as listed below. Any photocopy or facsimile copy of this fully executed Agreement shall have the same legal force and effect as any copy bearing original signatures. Signatures transmitted by facsimile shall be deemed valid as original signatures.

13.10 For clarity, in furtherance of fulfilling its obligations and exercising its rights under this Agreement, LICENSEE may employ third parties, including but not limited to contract manufacturers, contract research organizations and contract sales organizations, to carry out activities on LICENSEE’s behalf, without any obligation to obtain consent from LICENSOR therefor.

IN WITNESS of this Agreement, LICENSOR and LICENSEE have caused this Agreement to be executed by their duly authorized officers on the dates indicated.

LANCE E. NIST ECO INNOVATION GROUP, INC.

By:	/s/ Lance E. Nist	By:	/s/ Julia Otey-Raudes
Name:	Lance E. Nist	Name:	Julia Otey-Raudes
Title:	Individually	Title:	Chief Executive Officer
Date:	June 8, 2021	Date:	June 8, 2021

APPENDIX A

POOL COOLED TECHNOLOGIES

Additional Technologies developed and designed by LICENSOR may be added to this Agreement by attaching and dating an Addendum to this Appendix A.

1)	Pool Cooled equipment

2)	ECOX PoolCooledTM

3)